ePlus Reports December 31, 2006 Quarter Results:
Revenues Increased 36.7% to $223 Million

HERNDON, VA – November 7, 2007– ePlus inc. (OTC: PLUS - news), today announced financial results for its third quarter of fiscal year 2007, which ended December 31, 2006 (“the Quarter”).  Revenues for the Quarter increased 36.7% to $222.9 million as compared to revenues of $163.1 million during the three months ended December 31, 2005 (“the Prior Quarter”).  Net earnings for the Quarter increased 1,053% to $12.4 million from $1.1 million the Prior Quarter, and fully diluted earnings per share increased 1,109% to $1.47 from $0.12.  For the nine months ended December 31, 2006 as compared to the nine months ended December 31, 2005, total revenues increased 25.5% to $611.1 million from $487.1 million; net earnings increased 274.5% to $15.4 million from $4.1 million; and fully diluted earnings per share increased 292.9% to $1.80 from $0.46.

The increase in net earnings for the Quarter and nine months ended December 31, 2006 is primarily attributable to patent settlement income of $17.5 million.  The settlement was reached on December 11, 2006, and the amount was received in January, 2007.

For the Quarter, sales of product and services increased 25.2% to $183.3 million compared to $146.4 million generated the Prior Quarter, and represented 82.2% and 89.8% of total revenue, respectively.  The cost of sales, product and services increased 22.4% to $161.3 million as compared to $131.7 million the Prior Quarter.  The gross margin on sales of product and services was 12.0% in the Quarter as compared to 10.0% the Prior Quarter.

Lease revenues increased 16.3% to $16.0 million in the Quarter, and the net investment in leased assets was $217.0 million as of December 31, 2006, a 5.4% increase from $205.8 million as of December 31, 2005.  Direct lease costs increased 17.5% to $5.6 million in the Quarter.

For the quarter, fee and other income was $3.5 million as compared to $2.9 million the Prior Quarter, and for both nine month periods, $9.5 million.

Salaries and benefits expenses increased 12.9% to $17.9 million in the Quarter.  The Company employed 682 people as of December 31, 2006, as compared to 670 people as of December 31, 2005.  General and administrative expenses decreased 9.4% to $4.1 million in the Quarter.

Interest and financing costs increased 45.2% to $2.8 million in the Quarter.  This is primarily due to an increasing lease portfolio, the related non-recourse debt financings, and increasing debt rates on new financings.  Non-recourse notes payable increased 18.4% to $159.2 million as of December 31, 2006 as compared to December 31, 2005.

Basic and fully diluted earnings per common share were $1.51 and $1.47, respectively, for the Quarter, as compared to $0.13 and $0.12, respectively, for the Prior Quarter.  Basic and diluted weighted average common shares outstanding for the Quarter were 8,231,741 and 8,456,627, respectively, as compared to 8,215,221 and 8,865,829, respectively, the Prior Quarter.

For the nine months ended December 31, 2006 as compared to the nine months ended December 31, 2005, basic and fully diluted earnings per common share were $1.88 and $1.80, respectively, as compared to $0.49 and $0.46, respectively, and basic and diluted weighted average common shares outstanding were 8,222,700 and 8,577,999, as compared to 8,411,268 and 8,998,659, respectively.

During the Quarter, the Company did not purchase shares of its outstanding common stock, whereas during the Prior Quarter, the Company repurchased 276,756 shares for $3.7 million.  During the nine months ended December 31, 2006 and 2005 the Company repurchased 209,000 and 447,056 shares of its outstanding common stock for $2.9 million and $5.7 million, respectively.  Since the inception of the Company’s initial repurchase program on September 20, 2001, and as of December 31, 2006, the Company has repurchased 2,978,990 shares of its outstanding common stock at an average cost of $11.04 per share for a total of $32.9 million.

The Company’s cash and cash equivalents balance as of December 31, 2006 was $20.9 million as compared to $20.7 million as of March 31, 2006.

Restatements

The Form 10-Q for the quarter ended December 31, 2006 contains restatements of the Condensed Consolidated Statements of Operations for the Prior Quarter and the nine months ended December 31, 2005 and the Condensed Consolidated Statement of Cash Flows for the nine months ended December 31, 2005, for the effects of errors in accounting for stock options and other items.  More information about the Company’s accounting restatement is contained in its Form 10-K for the fiscal year ended March 31, 2006 and its Form 10-Q for the quarter ended December 31, 2006.

The financial results presented herein are unaudited. Investors are encouraged to review the Company’s Form 10-Q and to review other SEC filings including the Company’s audited financial statements contained in the fiscal year 2006 Form 10-K.

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 625 associates in 30+ offices serving more than 2,500 customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com/, call 888-482-1122, or email info@eplus.com.

ePlus® and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc.

Note:  Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements.”  Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the effects of the delisting of the Company’s common stock from The Nasdaq Global Market and the quotation of the Company’s common stock in the “Pink Sheets,” including any adverse effects relating to the trading of the stock due to, among other things, the absence of market makers; the timing of our ability to re-apply to list our shares of common stock on The Nasdaq Global Market; the effects of any lawsuits or governmental investigations alleging, among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; and other risks or uncertainties detailed in our SEC filings.

All information set forth in this release and its attachments is as of November 7, 2007.  ePlus inc. undertakes no duty to update this information.  More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the SEC and available at the SEC’s website at http://www.sec.gov/.

ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)	As of	As of
	March 31, 2006	December 31, 2006
ASSETS	(in thousands)

Cash and cash equivalents	$20,697	$20,946
Accounts receivable—net	103,060	150,868
Notes receivable	330	265
Inventories	2,292	11,360
Investment in leases and leased equipment—net	205,774	216,975
Property and equipment—net	5,629	5,427
Other assets	10,038	10,531
Goodwill	26,125	26,125
TOTAL ASSETS	$373,945	$442,497

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable—equipment	$7,733	$6,226
Accounts payable—trade	19,235	22,692
Accounts payable—floor plan	46,689	53,815
Salaries and commissions payable	4,124	5,188
Accrued expenses and other liabilities	33,346	30,938
Income taxes payable	104	10,211
Recourse notes payable	6,000	10,000
Non-recourse notes payable	127,973	159,200
Deferred tax liability	165	165
Total Liabilities	245,369	298,435

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 11,037,213 issued and 8,267,223 outstanding at March 31, 2006 and 11,210,731 issued and 8,231,741 outstanding at December 31, 2006	110	112
Additional paid-in capital	72,811	75,722
Treasury stock, at cost, 2,769,990 and 2,978,990 shares, respectively	(29,984)	(32,884)
Deferred compensation expense	(25)	-
Retained earnings	85,377	100,823
Accumulated other comprehensive income—foreign currency translation adjustment	287	289
Total Stockholders' Equity	128,576	144,062
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$373,945	$442,497

ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2006	2005	2006
	As Restated		As Restated
	(dollar amounts in thousands, except per share data)

REVENUES

Sales of product and services	$146,385	$183,277	$440,663	$538,923
Sales of leased equipment	-	2,557	-	4,376
	146,385	185,834	440,663	543,299

Lease revenues	13,758	16,000	36,969	40,853
Fee and other income	2,931	3,544	9,488	9,484
Patent settlement income	-	17,500	-	17,500
	16,689	37,044	46,457	67,837

TOTAL REVENUES	163,074	222,878	487,120	611,136

COSTS AND EXPENSES

Cost of sales, product and services	131,734	161,254	397,564	477,879
Cost of leased equipment	-	2,509	-	4,284
	131,734	163,763	397,564	482,163

Direct lease costs	4,742	5,574	12,336	16,170
Professional and other fees	2,464	7,245	5,188	13,295
Salaries and benefits	15,893	17,947	45,969	52,912
General and administrative expenses	4,469	4,050	13,906	12,921
Interest and financing costs	1,956	2,839	5,210	7,492
	29,524	37,655	82,609	102,790

TOTAL COSTS AND EXPENSES	161,258	201,418	480,173	584,953

EARNINGS BEFORE PROVISION FOR INCOME TAXES	1,816	21,460	6,947	26,183

PROVISION FOR INCOME TAXES	740	9,056	2,823	10,737

NET EARNINGS	$1,076	$12,404	$4,124	$15,446

NET EARNINGS PER COMMON SHARE—BASIC	$0.13	$1.51	$0.49	$1.88
NET EARNINGS PER COMMON SHARE—DILUTED	$0.12	$1.47	$0.46	$1.80

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC	8,215,221	8,231,741	8,411,268	8,222,700
WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED	8,865,829	8,456,627	8,998,659	8,577,999

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150